Contacts: Dennis Long, President & CEO Denise Portmann, EVP & CFO 360.537.4061
News Release

Denise Portmann Named President and CEO of Bank of the Pacific

ABERDEEN, WA – December 20, 2013 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today announced that Denise Portmann has been named President and Chief Executive Officer of Bank of the Pacific. She will assume the role of President and CEO on January 1, 2014, succeeding Dennis Long, who will remain President and Chief Executive Officer of Pacific Financial Corporation.

“On behalf of the Board of Directors, we are delighted to announce Denise’s promotion to President and CEO of the Bank. After working side-by-side with Denise over the last twelve years, we know that her broad experience and proven leadership in the financial services industry will make her an exceptional CEO,” said Dennis Long, President and CEO of Pacific Financial Corporation. “We have every confidence that she will continue to make a significant contribution to the success we have already achieved over the last few years.”

“The change in leadership at the Bank is part of a well-planned corporate transition plan, which is critical to providing the incoming CEO with a solid platform from which to move the Bank forward,” said Gary Forcum, Chairman of the Board. “A smooth transition is also essential to maintain the confidence of investors, business partners, customers and our employees. We have already begun a broad-based search for a new Chief Financial Officer.” In the interim, Ms. Portmann will continue to oversee the CFO responsibilities until a replacement is found.

Dennis Long will remain President and CEO of the holding company. Having spent his entire professional life in the financial services industry, Mr. Long joined Bank of the Pacific in 1997 as President, and was appointed CEO in May 2001. “Dennis has been very instrumental to the success of the Bank, and we thank him for his dedicated service,” added Forcum.

“Bank of the Pacific has developed a significant presence in the Pacific Northwest over a relatively short period of time,” said Denise Portmann. “I am very excited about becoming their new CEO. In my role of leading this bank for future success, I look forward to continuing to work with the board, executive team, our employees, customers and the community in which we serve.”

Denise Portmann was named Executive Vice President and Chief Financial Officer of Bank of Pacific in 2004 and has served as Treasurer for the Company since 2001, and will continue to do so until a replacement is found. As a financial services professional, Ms. Portmann has 18 years of combined experience in banking and public accounting.  At Pacific, she served on the executive committee to include discussions regarding all aspects of strategic planning and operations for the Bank. At the same time, she was responsible for all accounting and finance functions of the Bank and bank holding company including SEC reporting, financial forecasting, and managing a $100 million investment portfolio.  During her 12 year tenure with the Bank, Ms. Portmann has been actively involved with acquisition activities including a bank merger and separate branch purchase, a capital raise and implementing compliance with Section 404 of the Sarbanes Oxley Act.

Denise Portmann Named President & CEO of Bank of the Pacific

December 20, 2013

As a graduate of Central Washington University, Ms. Portmann holds a Bachelor of Science in accounting and is a Certified Public Accountant. She is a member of WSCPA and AICPA. Her community activities include being on the board of trustees for Grays Harbor College, including past chair during 2012.

About Pacific Financial Corporation

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in Washington and Oregon. As of September 30, 2013, the Company has total assets of $715.7 million and operated 16 branches in communities in Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver, Dupont and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation (“Company”) and its wholly-owned subsidiary, Bank of the Pacific (“Bank”). These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, changes in interest rates, extensive and evolving regulation of the banking industry, and many other risks described in the Company’s filings with the Securities and Exchange Commission. The most significant of these uncertainties are described in the Company's Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which any reader of this release is encouraged to study (including all amendments and exhibits to those reports). We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

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Photo available upon request.

Note :Transmitted on GlobeNewswire on December 20, 2013 at 8:00 am